Exhibit 99.1

FOR IMMEDIATE RELEASE

  Contacts:

Tom De Weerdt Executive Vice President and Chief Financial Officer Surgical Care Affiliates (847) 267-3502 tom.deweerdt@scasurgery.com	Leslie Wachsman Vice President, Finance and Investor Relations Surgical Care Affiliates (847) 267-9823 leslie.wachsman@scasurgery.com

SURGICAL CARE AFFILIATES, INC. ANNOUNCES SUCCESSFUL REFINANCING OF TERM LOAN FACILITY

DEERFIELD, IL – October 25, 2016 – Surgical Care Affiliates, Inc. (NASDAQ: SCAI) (“SCA”) today announced that it has closed on the refinancing of its term loan facility under SCA’s credit agreement. SCA obtained new incremental term loans in the amount of $643,250,000, a portion of which was used to prepay in full the $443,250,000 of outstanding initial term loans, together with accrued but unpaid interest and fees thereon, and to pay related transaction costs. The remaining proceeds are expected to be used for general corporate purposes, including to finance acquisitions. The interest rate applicable to the new term loans has been reduced by reducing the applicable margins to 2.75% from 3.25% for LIBOR loans and to 1.75% from 2.25% for base rate loans.

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About Surgical Care Affiliates, Inc.

SCA (NASDAQ:SCAI), a leader in the outpatient surgery industry, strategically partners with health plans, medical groups and health systems across the country to develop and optimize surgical facilities. As of June 30, 2016, SCA operated 201 surgical facilities, including ambulatory surgery centers and surgical hospitals, in partnership with approximately 3,000 physicians. For more information on SCA, visit www.scasurgery.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements, which have been included in reliance on the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, involve risks and uncertainties and assumptions relating to our operations, financial condition, business, prospects, growth strategy and liquidity, which may cause our actual results to differ materially from those projected by such forward-looking statements, and the Company cannot give assurances that such statements will prove to be correct.

The forward-looking statements made in this press release are made only as of the date hereof. Except as required by law, we undertake no obligation to update any forward-looking statement, whether as a result of new information or otherwise. Information about potential factors that could affect our business and financial results is included in our filings with the Securities and Exchange Commission, including in our most recent annual report on Form 10-K and subsequently filed quarterly reports on Form 10-Q.